Exhibit 99.1
January 29, 2008
Mr. Roger Feldman, Principal
Mr. Harvey Hanerfeld, Principal
West Creek Capital
1919 Pennsylvania, NW, Suite 725
Washington, DC 20006
Dear Messrs. Feldman and Hanerfeld:
This letter is being sent at the direction of the independent members of the Board of Directors of Capital Senior Living Corporation, and on behalf of the entire Board, in response to your letters dated December 3, 2007 and January 14, 2008.
Our Board takes its fiduciary duties on behalf of all shareholders very seriously. To that end, we welcome constructive input from shareholders regarding the direction of the Company.
As regards the concerns expressed in your January 14 letter about the potential Hearthstone transaction, we appreciate that you agree that such an acquisition might have addressed concerns expressed in your December 3 letter. However, we feel compelled to emphasize that the potential acquisition was identified months in advance of your December 3rd letter and not as a response to your letter.
As to whether we will proceed with the acquisition, we have made it very clear in our public communications and multiple phone calls with you that we are still negotiating the lease terms and have a due diligence process underway. Far from being “reckless,” as you assert, we methodically review all transactions and the Board will only make a final decision on this transaction after that process is completed. We would only proceed if the final transaction would create demonstrable value for all of our shareholders. If not, we won’t.
Consistent with timing and practice in prior years, our Board is currently engaged in a review and analysis of the Company’s 2008 Business Plan. Our management and Board are committed to implementing and executing on a plan that is strategically sound and in the best interests of all of Capital Senior Living’s shareholders.
While we regret many of the unfortunate characterizations and unfounded assertions contained in your letters, please be assured that our Board will give your letters and the points raised therein due consideration. We share a common goal of improving
14160 Dallas Parkway • Suite 300 • Dallas, Texas 75254
Phone 972 770 5600 • Fax 972 770 5666 • WWW.CAPITALSENIOR.COM

Messrs. Feldman and Hanerfeld
West Creek Capital
January 29, 2008

performance and maximizing shareholder value. We intend to release our 2008 Business Plan in slide form to the public in February, 2008 and look forward to discussing it at that time with you and all of our shareholders.
On behalf of the Board of Directors,

James A. Stroud	Lawrence A. Cohen
Chairman of the Board	Vice-Chairman of the Board

JAS:bm
The forward-looking statements in this letter are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to find suitable acquisition properties at favorable terms, to negotiate sale/leasebacks and joint ventures on favorable terms, financing, licensing, business conditions, risks of downturns in economic conditions, generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.